Exhibit 99.1

WAITR HOLDINGS INC. 2018 OMNIBUS INCENTIVE PLAN

STOCK OPTION AWARD AGREEMENT

THIS STOCK OPTION AWARD AGREEMENT (the “Agreement”) is made and entered into effective [Date] (the “Grant Date”), by and between Waitr Holdings Inc., a Delaware corporation (the “Company”), and [Name] (the “Option Holder”).

RECITALS

WHEREAS, the Company has adopted the Waitr Holdings Inc. 2018 Omnibus Incentive Plan, as amended (the “Plan”);

WHEREAS, pursuant to Section 7 of the Plan, the Company desires to grant to the Option Holder an option to purchase Shares of Common Stock set forth in Section 2 below, subject to certain restrictions set forth in this Agreement, effective as of the Grant Date; and

WHEREAS, the Board of Directors or Compensation Committee of the Board of Directors of the Company (the “Committee”) has duly made all determinations necessary or appropriate to the grants hereunder.

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth in this Agreement and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

AGREEMENT

1. Definitions. Any capitalized term used in this Agreement that is not defined in this Agreement will have the same meaning given to it in the Plan.

2. Grant. Subject to the terms and conditions of the Plan, and the additional terms and conditions set forth in this Agreement, the Company hereby grants to the Option Holder an option (the “Option”) to purchase [•] Shares of Common Stock. In the event of a conflict between the Plan and this Agreement, the terms of the Plan shall govern. The Option is not intended to be an incentive stock option under Section 422 of the Code.

3. Exercise Price. The Exercise Price per Share subject to the Option shall be equal to $[•].

4. Term of Option. The Option may, subject to the vesting and termination provisions of Section 5 and 6 below, be exercised only during the period commencing on the Grant Date and continuing until the close of business on the tenth anniversary of the Grant Date (the “Option Period”). At the end of the Option Period, the Option shall terminate, unless sooner terminated pursuant to Section 6 below.

5. Vesting. The Option Holder’s right to purchase Shares of Common Stock under the Option shall be exercisable only to the extent that the Option has vested. Except as may otherwise be provided in a written employment or other written agreement between the Option Holder and the Company, and subject to Section 8 below, the Option shall vest and become exercisable pursuant to the following schedule (provided the Option Holder has remained continuously employed with the Company as of each applicable vesting date):

(a) one-third (1/3) of the Option shall vest and become exercisable on the first anniversary of the Grant Date;

(b) an additional one-third (1/3) of the Option shall vest and become exercisable on the second anniversary of the Grant Date; and

(c) the final one-third (1/3) of the Option shall vest and become exercisable on the third anniversary of the Grant Date.

6. Termination of Employment. In the event the Option Holder experiences a termination of employment with the Company, the Options shall terminate in accordance with the following:

(a) Upon any termination of employment with the Company, any Options that have not previously vested in accordance with Section 5 will be forfeited and shall expire at the close of business on the date of such termination of employment.

(b) In the event the Option Holder terminates employment with the Company on account of the Disability or death of the Option Holder, Options that are vested and exercisable pursuant to Section 5 of this Agreement at the time of such termination of employment shall remain exercisable until the earlier of (i) the first anniversary of the date of such termination of employment and (ii) the expiration of the Option Period.

(c) In the event the Option Holder’s employment with the Company is terminated by the Company for Cause, all outstanding Options granted to such Option Holder, whether or not then vested and exercisable, shall expire as of the commencement of business on the date of such termination of employment.

(d) In the event the Option Holder terminates employment with the Company for any reason other than those described in subsections (b) and (c) of this Section 6, Options that are vested and exercisable pursuant to Section 5 of this Agreement at the time of such termination of employment shall remain exercisable until the earlier of (i) the remaining Option Period or (ii) thirty (30) days from the date of such termination of employment.

7. Exercise of Option. In order to exercise the Option, the Option Holder shall submit to the Secretary of the Company an instrument in writing specifying the number of Shares of Common Stock in respect of which the Option is being exercised, accompanied by payment, in a manner acceptable to the Committee, of the exercise price of the Shares in respect of which the Option is being exercised. Shares shall then be issued by the Company and a Share certificate delivered to the Option Holder (or, if the Shares are not certificated, the Option Holder’s name as record owner of the Shares shall be reflected in the books and records of the Company); provided, however, that the Company shall not be obligated to issue any Shares hereunder if the issuance of such Shares would violate the provisions of any applicable law.

8. Conditions. The Option Holder will not have any of the rights of a shareholder with respect to any Shares unless and until the Company has issued or transferred such Shares to the Option Holder after the exercise of the Option. As a condition to the Company’s obligation to issue or transfer Shares to the Option Holder after the exercise of the Option, the Option Holder shall have paid in full for the Shares as to which he or she exercised the Option.

9. Non-Transferable. The Option may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent.

10. No Obligation to Exercise. Neither the Option Holder nor any permissible transferee is or will be obligated by the grant of the Option to exercise it.

11. References. References herein to rights and obligations of the Option Holder shall apply, where appropriate, to the Option Holder’s legal representative or guardian without regard to whether specific reference to such legal representative or guardian is contained in a particular provision of this Agreement or the Plan.

12. Withholding Taxes. The Option Holder shall be responsible for the satisfaction of all applicable Federal, state, local, and foreign income taxes, employment tax, and any other taxes that are due as a result of the Option exercise. The Company shall be permitted to deduct such withholding taxes from amounts otherwise due to the Option Holder, including Shares of Common Stock that otherwise would be issued to the Option Holder pursuant to the exercise of this Option. The Company may refuse to honor the exercise and refuse to deliver Shares if such withholding amounts are not delivered at the time of exercise.

13. Plan. The Option Holder hereby acknowledges receipt of a copy of the Plan. Notwithstanding any other provision of this Agreement, the Option is granted pursuant to the Plan, as in effect on the date of the Agreement, and is subject to the terms and conditions of the Plan, as the same may be amended from time to time; provided, however, that except as otherwise provided by the Plan, no amendment to either the Plan or this Agreement will deprive the Participant, without the Option Holder’s consent, of the Option or of the Option Holder’s rights under this Agreement. The interpretation and construction by the Committee of the Plan, this Agreement, the Option, and such rules and regulations as may be adopted by the Committee for the purpose of administering the Plan, will be final and binding upon the Option Holder. In the event that the terms of this Agreement conflict with the terms of the Plan, the Plan shall control.

14. No Employment Rights. No provision of this Agreement or of the Option will give the Option holder any right to continue in the employ of the Company or any of its Affiliates, create any inference as to the length of employment of the Option Holder, affect the right of the Company or its Affiliates to terminate the employment of the Option Holder, with or without Cause, or give the Option Holder any right to participate in any employee welfare or benefit plan or other program of the Company or any of its Affiliates.

15. Changes in Company’s Capital or Organizational Structure. The existence of the Option shall not affect in any way the right or authority of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of preferred Shares ahead of or affecting the Shares or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other act or proceeding, whether of a similar character or otherwise.

16. Entire Agreement. This Agreement, together with the Plan and any other agreements incorporated by reference, constitutes the entire obligation of the parties with respect to the subject matter of this Agreement and supersedes any prior written or oral expressions of intent or understanding with respect to such subject matter (provided, that this Agreement shall not supersede any written employment agreement or other written agreement between the Company and the Option Holder, including, but not limited to, any written restrictive covenant agreements). The Option Holder represents that, in executing this Agreement, he does not rely and has not relied upon any representation or statement not set forth herein made by the Company with regard to the subject matter, bases or effect of this Agreement or otherwise.

17. Amendment. This Agreement may be amended as provided in the Plan.

18. Waiver; Cumulative Rights. The failure or delay of either party to require performance by the other party of any provision of this Agreement will not affect its right to require performance of such provision unless and until such performance has been waived in writing. Each right under this Agreement is cumulative and may be exercised in part or in whole from time to time.

19. Notices. Any notices required or permitted under this Agreement must be in writing and may be delivered personally or by mail, postage prepaid, addressed to (a) the Company at Waitr Holdings Inc., 844 Ryan Street, Suite 300, Lake Charles, LA 70601, Attention: Board of Directors and (b) the Option Holder at the Option Holder’s address as shown on the Company’s payroll records, or to such other address as the Option Holder, by notice to the Company, may designate in writing from time to time.

20. Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, shall not be affected thereby, and each provision hereof shall be validated and shall be enforced to the fullest extent permitted by law.

21. Governing Law; Construction. This Agreement and the Option will be governed by, and construed and enforced in accordance with, the laws of the State of Delaware without regard to conflicts of law principles. The jurisdiction and venue for any disputes arising under, or any action brought to enforce (or otherwise relating to), this Agreement will be exclusively in the courts in the State of Delaware, including the Federal Courts located therein (should Federal jurisdiction exist). Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular and plural, as the context requires.

22. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

23. No Guarantee of Future Awards. This Agreement does not guarantee the Option Holder the right to or expectation of future Awards under the Plan or any future incentive plan adopted by the Company.

24. Incentive Compensation Recoupment. Notwithstanding anything in the Plan or in this Agreement to the contrary, this Option shall be subject to any compensation recovery and/or recoupment policy adopted by the Company to comply with applicable law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or to comport with good corporate governance practices, as such policies may be adopted and/or amended from time to time.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year set forth above.

WAITR HOLDINGS INC.:	OPTION HOLDER:

By:	By:

Name:	Name:

Title: